Exhibit 99.1

Workday Announces Pricing of Follow-on Offering

PLEASANTON, Calif. – January 14, 2014—Workday, Inc. (NYSE: WDAY), a leader in enterprise cloud applications for human resources and finance, today announced the pricing of its underwritten registered public offering of 6,000,000 shares of its Class A common stock at a price to the public of $89.00 per share. Closing of the offering is expected to occur on January 21, 2014, subject to customary closing conditions.

Workday expects to use the net proceeds from the offering for working capital and other general corporate purposes, including potential acquisitions of businesses, technologies, or other assets. Morgan Stanley & Co. LLC is acting as lead book-running manager for the offering. Goldman, Sachs & Co. is acting as joint book-running manager for the offering. Allen & Company LLC, J.P. Morgan Securities LLC, Barclays Capital Inc. and UBS Investment Bank are acting as book-runners, and JMP Securities LLC is acting as co-manager.

An effective registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission on January 13, 2014. The offering is being made only by means of an effective shelf registration statement, including a preliminary prospectus and final prospectus, copies of which may be obtained, when available, by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone 1-866-718-1649, e-mail: prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Investor Relations Contact:

Michael Haase

(925) 951-9005

Michael.Haase@Workday.com

Media Contact:

Eric Glass

(415) 432-3056

Eric.Glass@Workday.com